July 12, 2006

Board of Directors

Jewett-Cameron Trading Company Ltd. 32275 N.W. Hillcrest

North Plains, Oregon 97133

Gentlemen:

Re:

Jewett-Cameron Trading Company Ltd.

Registration Statement on Form S-1 for 500,000 Common Shares

We have acted as special legal counsel in British Columbia for Jewett-Cameron Trading Company Ltd., a Canadian corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (File Number 333109558) relating to the registration of an aggregate of 500,000 Common shares without par value (the "Shares"), all of which will be issued by the Company. For the purposes of giving this opinion, we have reviewed the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined the Registration Statement and such documents and records of the Company and other documents as we had deemed necessary for purposes of this opinion. We have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of the Company, or of any other matters. In rendering our opinion, we have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to us.

Based upon the foregoing, we are of the opinion that upon the occurrence of the following events:

(a)

due action by the Board of Directors of the Company approving the Registration Statement and the filing thereof and authorizing the issuance and/or sale of the Shares;

(b)

filing of the Registration Statement and any amendments thereto and the effectiveness of the Registration Statement and the continued effectiveness of the Registration Statement;

(c)

due execution by the Company and registration by its registrars of the Shares and sale thereof as contemplated by the Registration Statement and in accordance and in compliance with all federal, state and provincial laws and other governmental authorizations;

(d)

upon receipt by the Company of the purchase price therefor for the Shares;

the Shares will be duly authorized for issuance and validly issued, fully paid and nonassessable,

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K,

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

Yours truly,

RICHARDS BUELL SUTTON LLP